Pricing Supplement 1736ZZ To product supplement ZZ dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated April 26, 2013; Rule 424(b)(2)
Structured Investments	Deutsche Bank $12,038,000 Autocallable Securities Linked to the Performance of a Basket of Currencies Relative to the Japanese Yen due April 30, 2015
General
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The securities are linked to the performance of an equally weighted basket of currencies (the “Basket”) consisting of the Mexican peso, the Brazilian real and the Chilean peso (the “Basket Currencies”) relative to the Japanese yen (the “Reference Currency”). The securities will automatically be called and will pay a premium if the Basket Return, calculated as set forth below, is greater than or equal to zero (meaning that the Basket Currencies, as a whole, strengthen or remain unchanged relative to the Japanese yen) on any Observation Date. If the securities are not automatically called and the Basket Return on the Final Valuation Date is less than zero (meaning the Basket Currencies, as a whole, weaken relative to the Japanese yen), but is greater than or equal to -20.00%, investors will receive $1,000 per $1,000 Face Amount of securities. However, if the securities are not automatically called and the Basket Return on the Final Valuation Date is less than -20.00%, investors will lose 1.00% of their initial investment for every 1.00% the Basket Return is negative. Investors should be willing to lose a significant portion or all of their initial investment in the securities if the securities are not automatically called and the Basket Return is less than -20.00%. The securities do not pay any coupons. Any payment upon an automatic call of the securities or at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing April 30, 2015†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on April 26, 2013 (the “Trade Date”) and are expected to settle on May 1, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The securities are linked to the performance of an equally weighted basket consisting of the Mexican peso, the Brazilian real and the Chilean peso (each a “Basket Currency,” and together the “Basket Currencies”).

Basket Currency	Reference Currency	Initial Spot Rate	Basket Currency Weighting
Mexican peso (“MXN”)	JPY	8.0285	1/3
Brazilian real (“BRL”)	JPY	48.8595	1/3
Chilean peso (“CLP”)	JPY	0.2070	1/3
Reference Currency:	Japanese yen (“JPY”)
Automatic Call:
If the Basket Return on any Observation Date is greater than or equal to zero, the securities will be automatically called on the corresponding Call Settlement Date for a cash payment per $1,000 Face Amount of securities equal to $1,000 plus $1,000 multiplied by the Call Premium for the relevant Observation Date. The Call Premiums reflect an annualized return of approximately 18.00%. The Observation Dates, expected Call Settlement Dates, Call Premiums and Call Payments are set forth in the table below.

Observation Dates†	Expected Call Settlement Dates	Call Premium	Call Payment (Per $1,000 Face Amount)
October 28, 2013	October 31, 2013	9.00%	$1,090.00
April 28, 2014	May 1, 2014	18.00%	$1,180.00
October 27, 2014	October 30, 2014	27.00%	$1,270.00
April 27, 2015 (Final Valuation Date)	April 30, 2015 (Maturity Date)	36.00%	$1,360.00
Call Settlement Dates:	The third business day following the relevant Observation Date.
Payment at Maturity:	If the securities are not automatically called, the Payment at Maturity per $1,000 Face Amount of securities will be:

•  If the Basket Return on the Final Valuation Date is greater than or equal to -20.00%, you will be entitled to receive a cash Payment at Maturity of $1,000 per $1,000 Face Amount of securities.
•  If the Basket Return on the Final Valuation Date is less than -20.00%, you will be entitled to receive a cash Payment at Maturity, calculated as follows:

$1,000 + ($1,000 x Basket Return)

In no event will the Payment at Maturity be less than zero. If the securities are not called and the Basket Return on the Final Valuation Date is less than -20.00%, you will lose a significant portion or all of your investment at maturity.

Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:
(Final Basket Level – Initial Basket Level) / Initial Basket Level
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 7 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per security	$1,000.00	$15.00	$985.00
Total	$12,038,000.00	$180,570.00	$11,857,430.00
(1)  Please see "Supplemental Plan of Distribution" in this pricing supplement for information about fees.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$12,038,000.00	$1,641.98

JPMorgan
Placement Agent
April 26, 2013

(Key Terms continued from previous page)
Initial Basket Level:	100
Final Basket Level:	The Final Basket Level will be calculated as follows:

100 x [1  + (MXN Performance x 1/3) + (BRL Performance x 1/3) + (CLP Performance x 1/3)]
The MXN Performance, BRL Performance and CLP Performance will each equal the Currency Performance of the respective Basket Currency against the Japanese yen, expressed as a percentage.

Currency Performance:	For each Basket Currency, the Currency Performance (expressed as a percentage) will be calculated as follows:
Final Spot Rate – Initial Spot Rate
Final Spot Rate

Because the Currency Performance is calculated by dividing the difference between the Final Spot Rate and the Initial Spot Rate by the Final Spot Rate, the maximum positive Currency Performance for each Basket Currency, and as a result the maximum possible Basket Return, will equal 100%. However, there is no comparable limit on the negative Currency Performance or the Basket Return. The Currency Performance of a Basket Currency will be less than -100.00% if the Final Spot Rate of such Basket Currency is less than 50.00% of its Initial Spot Rate.

Initial Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date, as set forth in the table above under “Basket.”
Final Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the relevant date of calculation.
Spot Rate:
The Spot Rate for each Basket Currency is expressed as units of Japanese yen per such Basket Currency, which is equal to:
USD/JPY Spot Rate
USD/Basket Currency Spot Rate
The USD/JPY Spot Rate and each USD/Basket Currency Spot Rate are determined by the calculation agent by reference to the spot rate definitions set forth in this pricing supplement under “Spot Rates” below.
For each Basket Currency, a higher Spot Rate indicates a strengthening of such Basket Currency against the Japanese yen, while a lower Spot Rate indicates a weakening of such Basket Currency against the Japanese yen.

Trade Date:	April 26, 2013
Settlement Date:	May 1, 2013
Final Valuation Date†:	April 27, 2015
Maturity Date†:	April 30, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25152RCM3 / US25152RCM34
† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with product supplement ZZ dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement ZZ dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005086/crt_dp33013-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment on the Securities, Assuming a Range of Hypothetical Performances for the Basket?

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

If the Basket Return on any Observation Date is greater than or equal to zero, the securities will be automatically called on the corresponding Call Settlement Date for a cash payment per $1,000 Face Amount of securities equal to $1,000 plus $1,000 multiplied by the Call Premium for the relevant Observation Date. The Call Premiums reflect an annualized return of approximately 18.00%. The Observation Dates, expected Call Settlement Dates, Call Premiums and Call Payments are set forth in the table below. The following table illustrates the hypothetical Call Payment upon an automatic call on any of the Observation Dates and reflects the Call Premiums of 9.00%, 18.00%, 27.00% and 36.00% for the respective Observation Dates.

Observation Dates	Expected Call Settlement Dates	Call Premium	Call Payment (per $1,000 Face Amount)
October 28, 2013	October 31, 2013	9.00%	$1,090.00
April 28, 2014	May 1, 2014	18.00%	$1,180.00
October 27, 2014	October 30, 2014	27.00%	$1,270.00
April 27, 2015 (Final Valuation Date)	April 30, 2015 (Maturity Date)	36.00%	$1,360.00

If the securities are not called:

The following table illustrates how the hypothetical Payments at Maturity per $1,000 Face Amount of securities are calculated if the securities are not called prior to maturity and reflect a Initial Basket Level of 100. The numbers appearing below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Return on the Securities
200.00	100.00%	N/A	N/A
190.00	90.00%	N/A	N/A
180.00	80.00%	N/A	N/A
170.00	70.00%	N/A	N/A
160.00	60.00%	N/A	N/A
150.00	50.00%	N/A	N/A
140.00	40.00%	N/A	N/A
130.00	30.00%	N/A	N/A
120.00	20.00%	N/A	N/A
110.00	10.00%	N/A	N/A
100.00	0.00%	N/A	N/A
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

0.00	-110.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Basket Return is greater than or equal to zero on the last Observation Date (the Final Valuation Date).

The following examples illustrate how the hypothetical Payments at Maturity or hypothetical Call Payments set forth in the two tables above are calculated.

Example 1: The Final Basket Level is greater than the Initial Basket Level (the Basket Currencies, as a whole, strengthen relative to the Japanese yen), resulting in a Basket Return of 20.00% on the first Observation Date. Because the Basket Return of 20.00% on the first Observation Date is greater than or equal to zero, the securities are automatically called, and the investor will receive a cash payment of $1,090.00 per $1,000 Face Amount of securities on the Call Settlement Date, calculated as follows:

$1,000 + ($1,000 x 9.00%) = $1,090.00

Example 2: The securities have not been automatically called prior to the Final Valuation Date and the Final Basket Level is greater than the Initial Basket Level (the Basket Currencies, as a whole, strengthen relative to the Japanese yen), resulting in a Basket Return of 10.00% on the Final Valuation Date. Because the last Observation Date is scheduled to be the Final Valuation Date and the Basket Return of 10.00% is greater than or equal to zero, the securities are automatically called, and the investor will receive a cash payment of $1,360.00 per $1,000 Face Amount of securities on the Call Settlement Date, calculated as follows:

$1,000 + ($1,000 x 36.00%) = $1,360.00

Example 3: The securities are not automatically called and the Final Basket Level is less than the Initial Basket Level (the Basket Currencies, as a whole, weaken relative to the Japanese yen), resulting in a Basket Return of -5.00% on the Final Valuation Date. Even though the Basket Return of -5.00% is negative, because the Basket Return is greater than or equal to -20.00%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities are not automatically called and the Final Basket Level is less than the Initial Basket Level (the Basket Currencies, as a whole, weaken relative to the Japanese yen), resulting in a Basket Return of -30.00% on the Final Valuation Date. Because the Basket Return of -30.00% is less than -20.00%, the investor will receive a Payment at Maturity of $700.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -30.00%) = $700.00

Example 5: The securities are not automatically called and the Final Basket Level is less than the Initial Basket Level (the Basket Currencies, as a whole, weaken relative to the Japanese yen), resulting in a Basket Return of -110.00% on the Final Valuation Date. Because the Basket Return of -110.00% is less than -100.00%, the investor will receive a Payment at Maturity of $0.00 per $1,000 Face Amount of securities.

Selected Purchase Considerations

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FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED, AND LIMITED PROTECTION AGAINST LOSS – The securities are designed for investors who believe that the Basket Currencies, as a whole, will not depreciate relative to the Japanese yen over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the Basket Return is less than -20.00% on the Final Valuation Date. If the securities are automatically called, you will receive a positive return reflecting the Call Premium for the applicable Observation Date. If the securities are not automatically called and the Basket Return is equal to or greater than -20.00%, you will receive your initial investment amount at maturity. If the Basket Return is less than -20.00%, you will lose 1.00% of your initial investment for every 1.00% the Basket Return is negative and you will lose a significant portion or all of your investment. Because the securities are our senior unsecured obligations, payment of any amount on the securities maturity or upon an automatic call is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE – While the original term of the securities is approximately two years, the securities will be called if the Basket Return is greater than or equal to zero on any Observation Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of approximately 18.00% per annum.

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DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the securities, which may be positive, zero or negative is linked to the performance of a Basket consisting of the Mexican peso, the Brazilian real and the Chilean peso, which we refer to collectively as the Basket Currencies, relative to the Japanese yen, which we refer to as the Reference Currency. Accordingly, the level of the Basket will increase as the Basket Currencies, as a whole, appreciate relative to the Japanese yen, and will decrease as the Basket Currencies, as a whole, depreciate relative to the Japanese yen.

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TAX CONSEQUENCES  — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, you should not recognize taxable income or loss prior to the taxable disposition of your securities (including pursuant to an automatic call or at maturity). The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the tax consequences of ownership and disposition of your securities could be materially and adversely affected. The remainder of this discussion is based on the treatment of the securities as prepaid financial contracts that are not debt.

Your gain or loss on the securities should be treated as ordinary income or loss under Section 988 of the Internal Revenue Code (the “Code”) unless, before the close of the day on which you acquire the securities, you make a valid election pursuant to the applicable Treasury regulations under Section 988 to treat such gain or loss as capital gain or loss (a “capital gain election”). Our special tax counsel believes it is reasonable to treat the capital gain election as available and that there should be no adverse consequences as a result of having made a protective capital gain election. However, because there is no direct legal authority addressing the availability of the election for instruments such as the securities, our special tax counsel is unable to conclude that it is more likely than not that the election is available.

To make the capital gain election (assuming it is available), you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to the election and file a prescribed statement verifying the election with your federal income tax return or (b) obtain “independent verification” of the election. Assuming that you are permitted to, and do, make the election, your gain or loss on the securities should be short-term capital gain or loss, unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. The deductibility of capital losses is subject to limitations. If you do not make a valid capital gain election, special reporting rules could apply if your ordinary losses under Section 988 exceed a specified threshold.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling concluding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency. The securities are distinguishable in meaningful respects from the instrument described in the revenue ruling. If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the capital gain election, possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Currencies. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your investment. The return on the securities at maturity is linked to the performance of the Basket Currencies relative to the Japanese yen and will depend on whether the securities are automatically called, and if the securities are not called, on the Basket Return. If the securities are not automatically called, you will not receive a positive return on the securities. Moreover, if the securities are not automatically called and the Basket Return, calculated as set forth herein, is less than -20.00%, you will lose 1.00% of your investment for every 1.00% the Basket Return is negative. In this scenario, you will lose a significant portion or all of your investment in the securities. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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THE MAXIMUM RETURN TO THE SECURITIES IS LIMITED TO THE CALL PREMIUM —The appreciation potential of the securities is limited to the pre-specified Call Premium on the relevant Observation Date, regardless of the performance of the Basket. In addition, since the securities could be called as early as the first Observation Date, the term of your investment could be as short as six months, and your return on the securities would be less than what you would receive if the securities were called on a later Observation Date. If the securities are not automatically called, you will not realize a positive return on the securities, and you may lose up to 100% of your initial investment if the Basket Return is less than -20.00%.

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REINVESTMENT RISK – If your securities are called early, the term of the securities may be reduced to as short as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS —  The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you might not receive the Call Payment or Payment at Maturity owed to you under the terms of the securities.

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BECAUSE OF THE FORMULAS USED FOR CALCULATING THE CURRENCY PERFORMANCE, THE MAXIMUM CURRENCY PERFORMANCE IS 100%, WHILE THERE IS NO COMPARABLE LIMIT ON NEGATIVE CURRENCY PERFORMANCE — Because the Currency Performance of each Basket Currency is calculated by dividing the difference between the Final Spot Rate and the Initial Spot Rate by the Final Spot Rate, the maximum Currency Performance, and as a result the maximum possible Basket Return, will equal 100%. In addition, because the Currency Performance is calculated in this manner, there is no comparable limit on the negative Currency Performance of a Basket Currency or the Basket Return. The Currency Performance of a Basket Currency will be less than -100.00% if the Final Spot Rate of such Basket Currency is less than 50.00% of its Initial Spot Rate. Consequently, even if a majority of the Basket Currencies were to appreciate relative to the Reference Currency, that positive performance could be offset by severe depreciation of one or more of the other Basket Currencies relative to the Reference Currency. For example, if the Currency Performances of two Basket Currencies are each 20%, and the Currency Performance of the third Basket Currency is -190%, the Basket Return will equal -50.00%, and investors will be fully exposed to the negative Basket Return.

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GAINS IN THE CURRENCY PERFORMANCE OF ONE BASKET CURRENCY MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF THE OTHER BASKET CURRENCIES – The securities are linked to the performance of the Basket, which is composed of three currencies with equal weightings. The Basket Return will be based on the appreciation or depreciation of the Basket as a whole, as measured by the Basket Return formula set forth herein. Therefore, a positive Currency Performance of one Basket Currency may be offset, in whole or in part, by negative Currency Performances of the other Basket Currencies of lesser, equal or greater magnitude, which may result in an aggregate Basket Return less than zero.

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THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the securities may not be reflected in the calculation of the Payment at Maturity. The Basket Return will be calculated only on the Observation Dates and the Final Valuation Date, and will be based on the Final Spot Rates of the Basket

Currencies. As a result, the Basket Return may be less than zero even if the Basket Currencies have moved favorably at certain times during the term of the securities before moving to unfavorable levels on the relevant Observation Dates or the Final Valuation Date.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower payment in respect of the securities than you would have received if you had made a direct, uncapped investment in the Basket Currencies. In addition, the Basket Return is based on the Currency Performances of each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK – Holders of the securities will be exposed to currency exchange rate risk with respect to the Basket Currencies and the Reference Currency. The Basket Return will depend on the extent to which the Basket Currencies, as a whole, strengthen or weaken against the Reference Currency, calculated based on the respective exchange rates of the Basket Currencies and the Reference Currency against the U.S. dollar. Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. Changes in foreign currency exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in each Basket Currency's country and economic and political developments in the Reference Currency's  country. Additionally, the volatility of the currency exchange rate between the Basket Currencies and the Reference Currency, between the Basket Currencies and the U.S. dollar and between the Reference Currency and the U.S. dollar could affect the value of the securities.

Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	political, civil or military unrest;

•	the balance of payments between the countries represented in the Basket and Japan; and

•	the extent of governmental surpluses or deficits in the countries represented in the Basket and Japan.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Basket, Japan and other countries important to international trade and finance.

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CURRENCY MARKETS MAY BE VOLATILE – The securities are linked to the performance of the Mexican peso, the Brazilian real and the Chilean peso, as Basket Currencies, relative to the Japanese yen, as Reference Currency, and investors should consider factors that could affect the Basket Currencies or the Reference Currency during the term of the securities. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency risks include, but are not limited to, convertibility risk, market volatility and the potential impact of actions taken by governments, which may include the regulation of exchange rates or foreign investments, the imposition of taxes, the issuance of new currency to replace an existing currency or the evaluation or revaluation of a currency. These factors may affect the Spot Rates of the Basket Currencies and, therefore, the value of your securities in varying ways.

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THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — Holders of the securities will be exposed to currency exchange rate risk with respect to the Basket Currencies and the Reference Currency. The Basket Return will depend on the extent to which the Basket Currencies, as a whole, strengthen or weaken against the Reference Currency, calculated based on the respective exchange rates of the Basket Currencies and the Reference Currency against the U.S. dollar. Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. Changes in foreign currency exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in each Basket Currency’s country and economic and political developments in the Reference Currency’s country. Additionally, the volatility of the currency exchange rate between the Basket Currencies and the Reference Currency, between the Basket Currencies and the U.S. dollar and between the Reference Currency and the U.S. dollar could affect the value of the securities.

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LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and/or the Reference Currency and, consequently, the value of and return on the securities.

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THE RECENT GLOBAL FINANCIAL CRISIS OR ANY FUTURE FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS – In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the U.S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the

Basket Currencies relative to the Reference Currency.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the performance of the Basket Currencies relative to the Reference Currency and the value of the securities.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES AND/OR THE REFERENCE CURRENCY IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on an Observation Date would likely have an adverse effect on the Final Spot Rates of the Basket Currencies, and therefore, reduce the likelihood the securities are automatically called and/or adversely affect the return on your securities. Limited liquidity relating to the Basket Currencies and/or the Reference Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Currency Performance using its normal means. The resulting discretion by the calculation agent in determining the Currency Performance could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES AND/OR THE REFERENCE CURRENCY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and the Reference Currency and, therefore, the value of the securities.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES RELATIVE TO THE REFERENCE CURRENCY SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES RELATIVE TO THE REFERENCE CURRENCY DURING THE TERM OF THE SECURITIES – It is impossible to predict whether the Spot Rates for any of the Basket Currencies will rise or fall. The actual performance of the Basket Currencies, as a whole, relative to the Reference Currency over the term of the securities may bear little relation to the historical exchange rates of the Basket Currencies, as a whole, relative to the Reference Currency and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement.

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MARKET DISRUPTIONS AND GOVERNMENT ACTIONS, INCLUDING THOSE SPECIFICALLY AFFECTING DEUTSCHE BANK AG, MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that a Market Disruption Event (as defined in the accompanying product supplement) has occurred, which may include without limitation: a general inconvertibility event that generally makes it impossible to convert one or more of the Basket Currencies into the Reference Currency through customary legal channels; a general non-transferability event that generally makes it impossible (a) to deliver the Reference Currency from accounts inside one or more of the Basket Currencies’ home countries to accounts outside such Basket Currencies’ home countries, or (b) to deliver one or more of the Basket Currencies between accounts inside such Basket Currencies’ home countries or to a party that is a non-resident of such Basket Currencies’ home countries; a default or other similar event with respect to any security or indebtedness of, or guaranteed by, any governmental authority of the Basket Currencies’ home countries; any change in the laws or regulations, or official interpretations of such, in one or more of the Basket Currencies’ home countries; any nationalization or other action by a relevant governmental authority that deprives Deutsche Bank AG or any of its affiliates of all or substantially all of its assets in the Basket Currencies’ home country; or the inability by Deutsche Bank AG or any of its affiliates, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any hedge position relating to the securities.

Upon the occurrence of one of these events, or another event that is included as a Market Disruption Event, it is possible that the relevant Observation Date, Call Settlement Date, Final Valuation Date and the Maturity Date will be postponed. It is also possible that, upon the occurrence of any of these events, the calculation agent will determine the Spot Rates of the affected Basket Currencies as set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement and such Spot Rate may differ substantially from the published exchange rate of such Basket Currencies in the absence of such events. As a result, any such Market Disruption Event may adversely affect your return. If the securities are not automatically called, the amount you receive at maturity may be less or significantly less than your initial investment and may be zero.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the agent’s commission, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade or sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – While we expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies relative to the Reference Currency;

•	the time remaining to the maturity of the securities;

•	interest rates and yields in the market generally and in the markets of the Basket Currencies and the Reference Currency;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies, the Reference Currency or the markets generally;

•	suspension or disruption of market trading of any of the Basket Currencies or the Reference Currency;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY AFFECT THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Currencies and/or the Reference Currency on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Basket Currencies and/or the Reference Currency. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. The calculation agent will determine, among other things, the Final Spot Rates, the Final Basket Level, the Basket Return and the amount that Deutsche Bank AG will pay you on the securities. The calculation agent also maintains some discretion as to how the calculations are made, in particular if the Spot Rate is not available on an Observation Date and/or the Final Valuation Date. The calculation agent will also be responsible for determining whether a Market Disruption Event has occurred. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The determination of a Market Disruption Event by the calculation agent could adversely affect the amount of payment you receive on the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN —There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, as described above under “Tax Consequences.” Even if this treatment is respected, substantial uncertainties remain. For instance, you may not be permitted to make a capital gain election with respect to your securities. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling concluding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency. The securities are distinguishable in meaningful respects from the instrument described in the revenue ruling. If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the capital gain election, possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date, the Observation Dates and the Final Valuation Date could affect the value of the Basket Currencies and, as a result, could decrease the likelihood the securities are automatically called and the amount you may receive on the securities.

Spot Rates

The USD/JPY Spot Rate is the U.S. dollar/JPY mid-spot rate at approximately 4:00 p.m. London time, expressed as units of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12” (or any successor page) on the relevant date of calculation.

The USD/MXN Spot Rate is the U.S. dollar/MXN mid-spot rate, at approximately 4:00 p.m. London time, for the Mexican peso against the U.S. dollar, expressed as units of the Mexican peso per one U.S. dollar, for settlement in two business days, as determined by the calculation agent by reference to the exchange rate reported by the W.M. Company which appears on Reuters Page “WMRSPOT05” (or any successor page) on the relevant date of calculation.

The USD/CLP Spot Rate is the U.S. dollar/CLP mid-spot rate, at approximately 4:00 p.m. London time, for the Chilean peso against the U.S. dollar, expressed as units of the Chilean peso per one U.S. dollar, for settlement in two business days, as determined by the calculation agent by reference to the exchange rate reported by the W.M. Company which appears on Reuters Page “WMRSPOT09” (or any successor page) on the relevant date of calculation.

The USD/BRL Spot Rate is the U.S. dollar/Brazilian real offered rate for U.S. dollars, expressed as units of Brazilian reais per one U.S. dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 6:00 p.m., Sao Paulo time, on such date of calculation, which appears on Reuters Page “BRFR” or any successor page, on the relevant date of calculation.

If any of the foregoing spot rates is unavailable (or is published in error), an Observation Date and/or the Final Valuation Date may be postponed and such spot rate may be selected by the calculation agent in good faith and in a commercially reasonable manner, as described under “Description of the Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Historical Information

The following tables and graphs show the historical exchange rates for the Basket Currencies against the Japanese yen. In each case, the tables use daily exchange rates that are based on Bloomberg quotations for historical high and low exchange rates and Bloomberg end-of-day quotations for period-end exchange rates. The graphs use daily exchange rates that are based on Bloomberg end-of-day quotations. The following tables show the historical high, low and period-end exchange rates for each Basket Currency for the period from January 2, 2003 through April 26, 2013. The numbers appearing in the tables may have been rounded for ease of analysis. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from April 26, 2003 through April 26, 2013.

The historical data set forth below are for illustrative purposes only and are not indicative of the future values of the Spot Rates as set forth above, future performance of the Basket Currencies or the Basket Return. We cannot give you any assurance that the Basket Return will be greater than or equal to zero on any Observation Date or the

Final Valuation Date or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following tables or graphs during any period set forth below is not an indication that the Spot Rates or Basket Return is more or less likely to increase or decrease at any time during the term of the securities. As set forth in the following tables, for each Basket Currency, a higher exchange rate indicates a strengthening of the relevant Basket Currency relative to the Japanese yen, while a lower exchange rate indicates a weakening of the relevant Basket Currency relative to the Japanese yen.

The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Mexican peso
Historical Quarterly High, Low and Period-End Exchange Rates
January 2, 2003 through April 26, 2013
(expressed as units of Japanese yen per one Mexican peso)

Mexican peso	High	Low	Period End
2003	11.7604	9.3892	9.5503
2004	10.2919	9.0196	9.2070
2005	11.6421	8.9996	11.0722
2006	11.4056	9.7729	11.0203
2007	11.5383	9.7328	10.2358
2008	11.0488	6.5007	6.6294
2009	7.6967	6.0903	7.1059
2010	7.7662	6.3327	6.5742
2011	7.2841	5.3923	5.5184
2012	6.7567	5.3321	6.7489
2013 (through April 26, 2013)	8.3080	6.7026	8.0285

Past performance is not indicative of future performance.

Brazilian real
Historical Quarterly High, Low and Period-End Exchange Rates
January 2, 2003 through April 26, 2013
(expressed as units of Japanese yen per one Brazilian real)

Brazilian real	High	Low	Period End
2003	45.5688	31.9357	37.0863
2004	39.5118	34.1463	38.6408
2005	56.0267	37.4993	50.3529
2006	56.4319	46.9012	55.7452
2007	66.7540	52.5134	62.8135
2008	69.6665	35.1860	39.1662
2009	54.1625	36.8649	53.3191
2010	54.9859	46.7160	48.8855
2011	54.4219	39.6030	41.1958
2012	47.7585	37.7281	42.2837
2013 (through April 26, 2013)	50.6821	42.1744	48.8595

Past performance is not indicative of future performance.

Chilean peso
Historical Quarterly High, Low and Period-End Exchange Rates
January 2, 2003 through April 26, 2013
(expressed as units of Japanese yen per one Chilean peso)

Chilean peso	High	Low	Period End
2003	0.1821	0.1530	0.1809
2004	0.1919	0.1661	0.1847
2005	0.2380	0.1747	0.2299
2006	0.2319	0.2084	0.2236
2007	0.2391	0.2081	0.2244
2008	0.2426	0.1350	0.1423
2009	0.1836	0.1390	0.1833
2010	0.1917	0.1590	0.1734
2011	0.1821	0.1433	0.1479
2012	0.1819	0.1478	0.1813
2013 (through April 26, 2013)	0.2131	0.1808	0.2070

Past performance is not indicative of future performance.

Historical Performance of the Basket

The following graph sets forth the hypothetical historical performance of the Basket on the trading days from April 26, 2003 through April 26, 2013, assuming that the Final Basket Level on April 26, 2013 was 100 and the Basket Currency Weightings were as specified on the cover page of this pricing supplement.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates, acting as placement agents for the securities and will receive a fee from the Issuer of $15.00 per $1,000 Face Amount of securities.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.